Exhibit 99.1

FOR IMMEDIATE RELEASE:

GENCOR RELEASES THIRD QUARTER FISCAL 2010 RESULTS

August 13, 2010 (PRIME NEWSWIRE) - Gencor Industries, Inc., (Nasdaq:GENC) announced today that revenue for the quarter ended June 30, 2010 was $12.7 million compared to revenue of $11.7 million for the quarter ended June 30, 2009, an increase of 8.7%. Gross margins decreased to 11.9% for the quarter ended June 30, 2010 from 16.7% for the quarter ended June 30, 2009. Operating losses for the quarter ended June 30, 2010 were $1.5 million compared to $1.2 million of operating losses for the quarter ended June 30, 2009.

The Company had a non-operating loss of $609,000 for the quarter ended June 30, 2010 compared to non-operating income of $271,000 for the quarter ended June 30, 2009. As a result, the Company had a net loss of $1.6 million (a negative $.16 per diluted share) for the quarter ended June 30, 2010, compared to a net loss of $728,000 (a negative $.08 per diluted share) for the quarter ended June 30, 2009.

At June 30, 2010 the Company had $71.4 million of cash and marketable securities, an increase of $10.2 million over September 30, 2009. Net working capital was $88.5 million at June 30, 2010. The Company has no short term or long term debt.

E.J. Elliott, Gencor’s Chairman, stated, “That although revenues for the quarter just completed were up by 8.7%, the road and infrastructure industries continue to underperform due to lack of funding from both the federal as well as state governments. As a consequence, the few capital goods sales opportunities which arise are subjected to severe competition and lower margins. The modest increase in revenues for the quarter ended June 30, 2010 compared to the prior year is an indication that the US road building industry continues to languish under the current economic conditions and the failure to reauthorize a much needed multi-year Highway Bill. Until such time when President Obama and Congress get serious about job creation and infrastructure funding, road building will continue to suffer. Therefore, the near-term outlook for our industry will continue to remain uncertain for the remainder of 2010.”

Mr. Elliott went on to say, “We continue to look at our cost structure, and have taken other actions to preserve our strong balance sheet. Our strategy is to continue to invest heavily in product engineering and development, which will allow us to maintain our position as the technology leader in our field and strengthen our market position when the industry recovers. We feel these will position us well for 2011 and beyond.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2009; (a) “Risk Factors” in Part I and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact: Jeanne Lyons

               Corporate Secretary